INVESTMENT MANAGEMENT AGREEMENT

between

T. ROWE PRICE DIVERSIFIED SMALL-CAP GROWTH FUND, INC.

and

T. ROWE PRICE ASSOCIATES, INC.

 This INVESTMENT MANAGEMENT AGREEMENT, made as of the 19th day of October, 2015, by and between T. ROWE PRICE DIVERSIFIED SMALL-CAP GROWTH FUND, INC., a corporation organized and existing under the laws of the State of Maryland (the “Corporation”), and T. ROWE PRICE ASSOCIATES, INC., a corporation organized and existing under the laws of the State of Maryland (hereinafter called the “Manager”).

WITNESSETH:

  WHEREAS, the Corporation is engaged in business as an open-end management investment company and is registered as such with the U.S. Securities and Exchange Commission (“SEC”) under the federal Investment Company Act of l940, as amended (the “1940 Act”);

  WHEREAS, the Corporation is authorized to issue shares of capital stock in the T. Rowe Price QM U.S. Small & Mid-Cap Core Equity Fund (the “Fund”), a separate series of the Corporation whose shares represent interests in a separate portfolio of securities and other assets (“Fund Shares”), and is also authorized to issue separate classes of the Fund;

  WHEREAS, the Manager is engaged principally in the business of rendering investment supervisory services and is registered as an investment adviser with the SEC under the federal Investment Advisers Act of l940, as amended; and

  WHEREAS, the Corporation desires the Manager to render investment supervisory services to the Fund in the manner and on the terms and conditions hereinafter set forth.

  NOW, THEREFORE, in consideration of the premises and the mutual promises hereinafter set forth, the parties hereto agree as follows:

  1. Duties and Responsibilities of Manager.

    A. Investment Management Services. The Manager shall act as investment manager and shall supervise and direct the investments of the Fund in accordance with the Fund’s investment objective, strategies, policies, and restrictions as provided in the Fund’s prospectus and statement of additional information, as amended from time to time, and such other limitations as the Corporation may impose by notice in writing to the Manager. The Manager shall obtain and evaluate such information relating to the economy, industries, businesses, securities markets, and securities as it may deem necessary or useful in the discharge of its obligations hereunder and shall formulate and implement a continuing program for the management of the assets and resources of the Fund in a manner consistent with its investment objective, strategies, policies, and restrictions. In furtherance of this duty, the Manager, as agent and attorney-in-fact with respect to the Corporation, is authorized, in its discretion and without prior consultation with the Corporation, to:

     (1) buy, sell, exchange, convert, lend, and otherwise trade in any stocks, bonds, and other securities or assets; and

     (2) place orders and negotiate the commissions (if any) for the execution of transactions in securities with or through such brokers, dealers, underwriters, or issuers as the Manager may select, and

     (3) vote proxies, exercise conversion or subscription rights, and respond to tender offers and other consent solicitations with respect to the securities in which the Corporation’s assets may be invested provided such materials have been forwarded to the Manager in a timely fashion by the Corporation’s custodian.

    B. Financial, Accounting, and Administrative Services. The Manager shall maintain the existence and records of the Corporation; maintain the registrations and qualifications of Fund Shares under federal and state law; monitor the financial, accounting, and administrative functions of the Fund; maintain liaison with the various agents employed for the benefit of the Fund by the Corporation (including the Corporation’s transfer agent, custodian, independent accountants and legal counsel) and assist in the coordination of their activities on behalf of the Fund.

    C. Reports to Fund. The Manager shall furnish to or place at the disposal of the Corporation or Fund, as appropriate, such information, reports, evaluations, analyses, and opinions as they may, at any time or from time to time, reasonably request or as the Manager may deem helpful to the Fund.

    D. Reports and Other Communications to Fund Shareholders. The Manager shall assist in developing all general shareholder communications, including regular shareholder reports.

    E. Fund Personnel. The Manager agrees to permit individuals who are officers or employees of the Manager to serve (if duly elected or appointed) as officers, directors, members of any committee of directors, members of any advisory board, or members of any other committee of the Corporation, without remuneration or other cost to the Fund or the Corporation.

    F. Personnel, Office Space, and Facilities of Manager. The Manager at its own expense shall furnish or provide and pay the cost of such office space, office equipment, office personnel, and office services as the Manager requires in the performance of its investment advisory and other obligations under this Agreement.

  2. Allocation of Expenses.

    A. Expenses Paid by Manager.

     (1) Salaries and Fees of Officers. The Manager shall pay all salaries, expenses, and fees of the officers and directors of the Corporation who are affiliated with the Manager.

     (2) Assumption of Fund Expenses by Manager. The payment or assumption by the Manager of any expense of the Corporation or Fund, as appropriate, that the Manager is not required by this Agreement to pay or assume shall not obligate the Manager to pay or assume the same or any similar expense on any subsequent occasion.

    B. Expenses Paid by Fund. The Fund shall bear all expenses of its organization, operations, and business not specifically assumed or agreed to be paid by the Manager as provided in this Agreement. In particular, but without limiting the generality of the foregoing, the Fund shall pay:

     (1) Custody and Accounting Services. All expenses of the transfer, receipt, safekeeping, servicing and accounting for the cash, securities, and other property of the Fund, including all charges of depositories, custodians, and other agents, if any;

     (2) Shareholder Servicing. All expenses of maintaining and servicing shareholder accounts, including all charges for transfer, shareholder recordkeeping, dividend disbursing, redemption, and other agents for the benefit of the Fund, if any;

     (3) Shareholder Communications. All expenses of preparing, setting in type, printing, and distributing reports and other communications to shareholders;

     (4) Shareholder Meetings. All expenses incidental to holding meetings of shareholders, including the printing of notices and proxy material, and proxy solicitation therefor;

     (5) Prospectuses. All expenses of preparing, setting in type, and printing of annual or more frequent revisions of the prospectus and of mailing them to shareholders;

     (6) Pricing. All expenses of computing the Fund’s net asset value per share, including the cost of any equipment or services used for obtaining price quotations;

     (7) Communication Equipment. All charges for equipment or services used for communication between the Manager or the Corporation or Fund and the custodian, transfer agent or any other agent selected by the Corporation;

     (8) Legal and Accounting Fees and Expenses. All charges for services and expenses of the Corporation’s legal counsel and independent auditors for the benefit of the Fund;

     (9) Directors’ Fees and Expenses. All compensation of directors, other than those affiliated with the Manager, and all expenses incurred in connection with their service;

     (10) Federal Registration Fees. All fees and expenses of registering and maintaining the registration of the Corporation under the 1940 Act and the registration of the Fund’s shares under the

Securities Act of 1933, as amended (the “’33 Act”), including all fees and expenses incurred in connection with the preparation, setting in type, printing, and filing of any registration statement and prospectus under the ‘33 Act or the 1940 Act, and any amendments or supplements that may be made from time to time;

     (11) State Filing Fees. All fees and expenses imposed on the Fund with respect to the sale of the Fund shares under securities laws of various states or jurisdictions, and, under all other laws applicable to the Fund, or its business activities (including registering the Fund as a broker-dealer, or any officer of the Fund or any person as agent or salesman of the Fund in any state);

     (12) Issue and Redemption of Fund Shares. All expenses incurred in connection with the issue, redemption, and transfer of the Fund’s shares, including the expense of confirming all share transactions;

     (13) Bonding and Insurance. All expenses of bond, liability, and other insurance coverage required by law or deemed advisable by the Board of Directors;

     (14) Brokerage Commissions and Borrowings. All brokers’ commissions and other charges incident to the purchase, sale, or lending of the Fund’s portfolio securities, and any commitment fees or other expenses relating to Fund borrowings;

     (15) Taxes. All taxes or governmental fees payable by or with respect of the Corporation or Fund, as appropriate, to federal, state, or other governmental agencies, domestic or foreign, including stamp or other transfer taxes;

     (16) Trade Association Fees. All fees, dues, and other expenses incurred in connection with the Corporation’s or Fund’s, as appropriate, membership in any trade association or other investment organization; and

     (17) Nonrecurring and Extraordinary Expenses. Such nonrecurring expenses as may arise, including the costs of actions, suits, or proceedings to which the Corporation or Fund, as appropriate, is a party and the expenses the Corporation or Fund, as appropriate, may incur as a result of its legal obligation to provide indemnification to its officers, directors, and agents.

   3. Management Fee. The Fund shall pay the Manager a fee (“Fee”) which will consist of two components: a Group Management Fee (“Group Fee”) and an Individual Fund Fee (“Fund Fee”). The Fee shall be paid monthly to the Manager on the first business day of the next succeeding calendar month and shall be calculated as follows:

     A. Group Fee. The monthly Group Fee (“Monthly Group Fee”) shall be the sum of the daily Group Fee accruals (“Daily Group Fee Accruals”) for each month. The Daily Group Fee Accrual for any particular day will be computed by multiplying the Price Funds’ group fee accrual as determined below (“Daily Price Funds’ Group Fee Accrual”) by the ratio of the Fund’s net assets for that day to the sum of the aggregate net assets of the Price Funds for that day. The Daily Price Funds’ Group Fee Accrual for any particular day shall be calculated by multiplying the fraction of one (1) over the number of calendar days in the year by the annualized Daily Price Funds’ Group Fee Accrual for that day as determined in accordance with the following schedule:

Price Funds Annual Group Base Fee Rate for Each Level of Assets
0.480%	First $1 billion
0.450%	Next $1 billion
0.420%	Next $1 billion
0.390%	Next $1 billion
0.370%	Next $1 billion
0.360%	Next $2 billion
0.350%	Next $2 billion
0.340%	Next $5 billion
0.330%	Next $10 billion
0.320%	Next $10 billion
0.310%	Next $16 billion
0.305%	Next $30 billion
0.300%	Next $40 billion
0.295%	Next $40 billion
0.290%	Next $60 billion
0.285%	Next $80 billion
0.280%	Next $100 billion
0.275%	Next $100 billion
0.270%	Thereafter

    The Price Funds shall include all the mutual funds distributed by T. Rowe Price Investment Services, Inc., (except for Spectrum Funds, Retirement Funds, Target Retirement Funds, TRP Reserve Investment Funds, and any index or private label mutual funds). For the purposes of calculating the Daily Price Funds’ Group Fee Accrual for any particular day, the net assets of each Price Fund shall be determined in accordance with the Fund’s prospectus, as of the close of business on the previous business day on which the Fund was open for business.

    B. Fund Fee. The monthly Fund Fee (“Monthly Fund Fee”) shall be the sum of the daily Fund Fee accruals (“Daily Fund Fee Accruals”) for each month. The Daily Fund Fee Accrual for any particular day will be computed by multiplying the fraction of one (1) over the number of calendar days in the year by the Fund Fee Rate of 0.35% and multiplying this product by the net assets of the Fund for that day, as determined in accordance with the Corporation’s prospectus as of the close of business on the previous business day on which the Fund was open for business.

    C. Proration of Fee. If this Agreement becomes effective or terminates before the end of any month, the Fee for the period from the effective date to the end of such month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proportion which such period bears to the full month in which such effectiveness or termination occurs.

   4. Shareholder Account Fee. The Corporation, on behalf of the Fund, by resolution of the board of directors, including a majority of the independent directors, may from time to time authorize the imposition of a fee as a direct charge against shareholder accounts to be retained by the Fund or to be paid to the Manager to defray expenses which would otherwise be paid by the Manager in accordance with the provisions of Paragraph 2. of this Agreement. At least 60 days’ prior written notice of the intent to impose such fee must be given to the Fund’s shareholders.

   5. Brokerage. Subject to the approval of the board of directors, the Manager, in carrying out its duties under Paragraph 1.A., may cause the Fund to pay a broker-dealer which furnishes brokerage or research services [as such services are defined under Section 28(e) of the Securities Exchange Act of 1934, as amended (the “’34 Act”)], a higher commission than that which might be charged by another broker-dealer which does not furnish brokerage or research services or which furnishes brokerage or research services deemed to be of lesser value, if such commission is deemed reasonable in relation to the brokerage and research services provided by the broker-dealer, viewed in terms of either that particular transaction or the overall responsibilities of the Manager with respect to the accounts as to which it exercises investment discretion (as such term is defined under Section 3(a)(35) of the ’34 Act).

   6. Manager’s Use of the Services of Others. The Manager may (at its cost except as contemplated by Paragraph 5 of this Agreement) employ, retain or otherwise avail itself of the services or facilities of other persons or organizations for the purpose of providing the Manager or the Corporation or Fund, as appropriate, with such statistical and other factual information, such advice regarding economic factors and trends, such advice as to occasional transactions in specific securities or such other information, advice or assistance as the Manager may deem necessary, appropriate or convenient for the discharge of its obligations hereunder or otherwise helpful to the Corporation or Fund, as appropriate, or in the discharge of Manager’s overall responsibilities with respect to the other accounts which it serves as investment manager. The Manager may fully or partially delegate its duties as defined in this Agreement to a registered investment adviser (a “Subadviser”) provided the agreement between the Manager and Subadviser is approved by the Board of Directors of the Fund, and such delegation is consistent with the Act and any interpretations thereunder. The Subadviser may fully or partially delegate its duties as defined in any subadvisory agreements to another registered investment adviser (the “Delegate”), if such delegation is approved by the Board of Directors of the Fund, and such delegation is consistent with the Act and any interpretations thereunder. In connection with the delegation, the Delegate or Subadviser may be compensated from the advisory fees paid to the Manager under this Agreement. Although the fees and services under this Agreement may be transferred between the Manager, Subadviser and the Delegate, the fees and services will be limited to those specifically described in this Agreement and any investment sub-advisory agreements on behalf of the Fund.

   7. Ownership of Records. All records required to be maintained and preserved by the Corporation or Fund pursuant to the provisions of rules or regulations of the SEC under Section 31(a) of the 1940 Act and maintained and preserved by the Manager on behalf of the Corporation or Fund, as appropriate, are the property of the Corporation or Fund, as appropriate, and will be surrendered by the Manager promptly on request by the Corporation or Fund, as appropriate.

   8. Reports to Manager. The Corporation or Fund, as appropriate, shall furnish or otherwise make available to the Manager such prospectuses, financial statements, proxy statements, reports, and other information relating to the business and affairs of the Corporation or Fund, as appropriate, as the Manager may, at any time or from time to time, reasonably require in order to discharge its obligations under this Agreement.

   9. Services to Other Clients. Nothing herein contained shall limit the freedom of the Manager or any affiliated person of the Manager to render investment supervisory and corporate administrative services to other investment companies, to act as investment manager or investment counselor to other persons, firms or corporations, or to engage in other business activities; but so long as this Agreement or any extension, renewal or amendment hereof shall remain in effect or until the Manager shall otherwise consent, the Manager shall be the only investment manager to the Fund.

   10. Limitation of Liability of Manager. Neither the Manager nor any of its officers, directors, or employees, nor any person performing executive, administrative, trading, or other functions for the Corporation or Fund (at the direction or request of the Manager) or the Manager in connection with the Manager’s discharge of its obligations undertaken or reasonably assumed with respect to this Agreement, shall be liable for any error of judgment or mistake of law or for any loss suffered by the Corporation or Fund in connection with the matters to which this Agreement relates, except for loss resulting from willful misfeasance, bad faith, or gross negligence in the performance of its or his duties on behalf of the Corporation or Fund or from reckless disregard by the Manager or any such person of the duties of the Manager under this Agreement.

   11. Use of Manager’s Name. The Corporation or Fund may use the name “T. Rowe Price Diversified Small-Cap Growth Fund, Inc.” and “T. Rowe Price QM U.S. Small & Mid-Cap Core Equity Fund,” or any other name derived from the name of “T. Rowe Price” only for so long as this Agreement or any extension, renewal, or amendment hereof remains in effect, including any similar agreement with any organization which shall have succeeded to the business of the Manager as investment manager. At such time as this Agreement or any extension, renewal, or amendment hereof, or such other similar agreement shall no longer be in effect, the Corporation or Fund will (by corporate action, if necessary) cease to use any name derived from the name “T. Rowe Price,” any name similar thereto or any other name indicating that it is advised by or otherwise connected with the Manager, or with any organization which shall have succeeded to the Manager’s business as investment manager.

   12. Term of Agreement. The term of this Agreement shall begin on the date first above written, and unless sooner terminated as hereinafter provided, this Agreement shall remain in effect through April 30, 2016. Thereafter, this Agreement shall continue in effect from year to year, with respect to the Fund, subject to the termination provisions and all other terms and conditions hereof, so long as: (a) such continuation shall be specifically approved at least annually by the board of directors of the Corporation or by vote of a majority of the outstanding voting securities of the Fund and, concurrently with such approval by the board of directors or prior to such approval by the holders of the outstanding voting securities of the Fund, as the case may be, by the vote, cast in person at a meeting called for the purpose of voting on such approval, of a majority of the directors of the Corporation, with respect to the Fund, who are not parties to this Agreement or interested persons of any such party; and (b) the Manager shall not have notified the Corporation, in writing, at least 60 days prior to April 30th or prior to April 30th of any year thereafter, that it does not desire such continuation. The Manager shall furnish to the Corporation, promptly upon its request, such information as may reasonably be necessary to evaluate the terms of this Agreement or any extension, renewal or amendment hereof.

   13. Amendment and Assignment of Agreement. This Agreement shall automatically and immediately terminate in the event of its assignment. This Agreement may not be amended except pursuant to a written instrument executed on behalf of both parties. In the case of the Fund, approval of any such amendment shall be by resolution of a majority of the directors who are not parties to this Agreement or interested persons of any such party, and, if required by the 1940 Act, by the affirmative vote of a majority of the outstanding voting securities of the Fund.

   14. Termination of Agreement. This Agreement may be terminated by either party hereto, without the payment of any penalty, upon 60 days’ prior notice in writing to the other party; provided, that in the case of termination by the Corporation, with respect to the Fund, such action shall have been authorized by resolution of a majority of the directors of the Corporation who are not parties to this Agreement or interested persons of any such party, or by vote of a majority of the outstanding voting securities of the Fund.

   15. Miscellaneous.

    A. Captions. The captions in this Agreement are included for convenience of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

    B. Interpretation. Nothing herein contained shall be deemed to require the Corporation to take any action contrary to its Articles of Incorporation or By-Laws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the board of directors of the Corporation of its responsibility for and control of the conduct of the affairs of the Fund.

    C. Definitions. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act shall be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court, by rules, regulations or orders of the SEC validly issued pursuant to the 1940 Act. As used in this agreement, the terms “majority of the outstanding voting securities,” “affiliated person,” “interested person,” “assignment,” “broker,” “investment adviser,” “net assets,” “sale,” “sell,” and “security” shall have the meaning as such terms have in the 1940 Act, subject to such exemption as may be granted by the SEC by any rule, regulation, or order. Where the effect of a requirement of the federal securities laws reflected in any provision of this Agreement is made less restrictive by a rule, regulation, or order of the SEC, whether of special or of general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized and their respective seals to be hereunto affixed, as of the day and year first above written.

Attest:	T. ROWE PRICE DIVERSIFIED SMALL-CAP GROWTH FUND, INC.
/s/Darrell N. Braman ___________________________________ Darrell N. Braman, Vice President	/s/David Oestreicher By:___________________________________ David Oestreicher, Vice President

Attest:	T. ROWE PRICE ASSOCIATES, INC.
/s/Joan E. Flister ____________________________________ Joan E. Flister, Assistant Secretary	/s/Darrell N. Braman By:___________________________________ Darrell N. Braman, Vice President

CAPS\Documents\Agreements\Investment Management Agreements\QMM Investment Management Agreement.docx